Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number
20130499000-48
Filing Date and Time
	Ross Miller	07/29/2013 2:20 PM
Certificate of Amendment	Secretary of State	Entity Number
(PURSUANT TO NRS 78.385 AND 78.390)	State of Nevada	C251-1972

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SIGNATURE GROUP HOLDINGS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Section 4.1 of the Amended and Restated Articles of Incorporation is deleted in its entirety, and the following is substituted therefor:

Section 4.1 Shares, Classes and Series Authorized

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Six Hundred Seventy-Five Million (675,000,000) shares, of which Six Hundred Sixty-Five Million (665,000,000) shares shall be designated as Common Stock with a par value of $0.01 per share, and Ten Million (10,000,000) shares shall be designated as Preferred Stock with a par value of $0.01 per share. The Common Stock and [See attached continuation page.]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 103,450,365

4. Effective date and time of filing: (optional)    Date:                      Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

“If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

[Continuation Page for Item 2 of Certificate of Amendment]

Preferred Stock may be collectively referred to herein as the “Capital Stock.” The Corporation shall be prohibited from issuing non-voting securities, whether Common Stock or Preferred Stock.